UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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PORTSMOUTH SQUARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PORTSMOUTH SQUARE, INC.

1516 S. Bundy Drive, SUITE 200

Los Angeles, California 90025

(310) 889-2500

Notice of annual meeting of shareholders

to be held on May 19, 2025

To the Shareholders of Portsmouth Square, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Portsmouth Square, Inc. (“Portsmouth” or the “Company”) for the fiscal year ended June 30, 2024, on May 19, 2025, at 3:30 P.M. at the Hilton San Francisco Financial District, 750 Kearny Street, San Francisco, CA 94108 to consider and act on the following:

(1)	To elect five directors to serve until the next Annual Meeting or until their successors shall have been duly elected and qualified.

(2)	To ratify the retention of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2025.

(3)	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 01, 2025, as the record date for determining the shareholders having the right to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ John V. Winfield
April 08, 2025	John V. Winfield
Los Angeles, California	Chairman of the Board and Chief Executive Officer

Your vote is important, whether you own a few or many shares. Please complete, sign, date, and promptly return the enclosed proxy card in the self-addressed, postage pre-paid envelope provided. Return the proxy card even if you plan to attend the meeting. You may always revoke your proxy and vote in person.

This Proxy Statement is available at https://www.intgla.com/portsmouth/.

PORTSMOUTH SQUARE, INC.

1516 S. Bundy Drive, SUITE 200

LOS ANGELES, CALIFORNIA 90025

(310) 889-2500

PROXY STATEMENT

annual meeting of shareholders

to be held on May 20, 2025

The Board of Directors of Portsmouth Square, Inc. (the “Company” or “Portsmouth”) is soliciting proxies in the form enclosed with this proxy statement in connection with the 2024 Annual Meeting of Shareholders to be held on May 19, 2025, or at any postponements or adjournments thereof.

This proxy statement and the accompanying proxy card are first sent to shareholders on or about April 10, 2025. Only shareholders of record at the close of business on April 01, 2025, are entitled to notice and vote at the Annual Meeting.

If you give us a proxy, you can revoke it at any time before it is used. To revoke it, you may file a written notice revoking it with the Secretary of the Company, execute a proxy card with a later date, or attend the Annual Meeting and vote in person.

You may vote at the Annual Meeting only shares of the Company’s common stock, no par value per share (the “Common Stock”), that you owned of record on April 01, 2025. There were 734,187 shares of Common Stock outstanding on that date. A majority or 367,094 of those shares will constitute a quorum for the transaction of business at the Annual Meeting. Each share is entitled to one vote on each matter to be presented at the Annual Meeting. Unless cumulative voting is elected as described under “Election of Directors” below, the affirmative vote of the holders of the majority of the shares of the Common stock present or represented at the Annual Meeting and entitled to vote is required to elect directors, to ratify the retention of the Company’s independent registered public accounting firm, and to ratify or approve the other proposals being voted on at this time.

The proxies named in the accompanying proxy card will vote the shares represented thereby if the proxy appears to be valid on its face, and where a specification is indicated as provided in such proxy, the shares represented will be voted in accordance with such specification. If no specification is made, the shares represented by the proxies will be voted: (1) FOR the election of five directors to serve until the next Annual Meeting; and (2) FOR retention of the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2025.

In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of Common Stock of the Company and to request authority or the execution of proxies. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, or personal contact. All proxy soliciting expenses will be paid by the Company. The Company does not expect to employ anyone else to assist in the solicitation of proxies.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Board of Directors presently consists of five directors. We propose to elect a total of five directors, each to hold office until we have the next Annual Meeting of Shareholders or, if earlier, until their successors are elected and qualified. The Board of Directors has nominated John V. Winfield, Yvonne L. Murphy, John C. Love, William J. Nance and Steve H. Grunwald. The person(s) named in the enclosed form of proxy will vote for the election of the nominees listed below unless you instruct him otherwise or a nominee is unwilling to serve. The Board of Directors has no reason to believe that any nominee will not serve if elected. However, in that event, the proxy may vote for another candidate or candidates nominated by the Board of Directors. The California Corporations Code, as applicable to the Company, provides that a shareholder may cumulate votes if a shareholder gives notice, prior to the voting, of an intention to cumulate votes. If such a notice is given, every shareholder may cumulate votes. Cumulating votes means that you can take the total number of votes you have for all directors and distribute them among one or more nominees as you see fit. For example, assume you have 100 shares. We have five directors, so you have a total of 5 x 100 = 500 votes. You could give all 500 votes to one person or 250 votes to each of two nominees, or 100 votes to each of five nominees. You can use this power only under the circumstances described herein. If cumulative voting is selected, the enclosed form of proxy gives the proxy discretion to cumulate votes so that he can select the maximum possible number of the nominees identified below.

Any shareholder executing the enclosed form of proxy may withhold authority to vote for anyone or more nominees by so indicating in the manner described in the form of proxy. However, the number of votes authorized by the form of the proxy card will not be affected, and the named proxies could probably offset any such action by using cumulative voting if they thought it necessary. Under the California Corporations Code, any shareholder or any person who claims to have been denied the right to vote may apply to a state superior court for a determination of the validity of any election or appointment of any director.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the directors, executive officers, and secretary of the Company. There is no relationship by blood, marriage, or adoption among the directors and officers. All directors serve one-year terms with their terms expiring at the Annual Meeting. All officers of the Company are elected or appointed by the Board of Directors and hold office until the next Annual Meeting or until replaced at the discretion of the Board.

Name	Age	Positions with the Company	Director Since

John V. Winfield	78	Chairman of the Board and Chief Executive Officer	1996

David C. Gonzalez	57	President	N/A

Yvonne L. Murphy	68	Director	2022

John C. Love	85	Director	1998

William J. Nance	81	Director	1996

Steve H. Grunwald	43	Director	2019

Jolie Kahn	60	Secretary	N/A

Ann Marie Blair	37	Treasurer, Controller (Principal Financial Officer)	N/A

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Business Experience

The principal occupation and business experience during the last five years for each of the directors and executive officers of the Company are as follows:

John V. Winfield — Mr. Winfield was first elected to the Board in May of 1996 and currently serves as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Winfield is also Chairman of the Board, President, and Chief Executive Officer of Portsmouth’s parent company, The InterGroup Corporation (“InterGroup”), a public company, and has held those positions since 1987. Mr. Winfield’s extensive experience as an entrepreneur and investor, as well as his managerial and leadership experience from serving as a chief executive officer and director of public companies, led to the Board’s conclusion that he should serve as a director of the Company.

David C. Gonzalez — Mr. Gonzalez was elected as the Company’s President in May 2021 upon the resignation of Mr. Winfield. Mr. Gonzalez was appointed Vice President Real Estate of InterGroup, Portsmouth’s parent company, from January 31, 2001 to May 31, 2023. On May 31, 2023, Mr. Gonzalez was appointed Chief Operating Officer to InterGroup. Since 1989, Mr. Gonzalez has served in numerous capacities with InterGroup, including Controller and Director of Real Estate. Mr. Gonzalez was appointed advisor of the Executive Strategic Real Estate and Securities Investment Committee of InterGroup and Portsmouth in February 2020.

John C. Love — Mr. Love was appointed a director of the Company on March 5, 1998. Mr. Love is an international hospitality and tourism consultant. He is a retired partner in the national CPA and consulting firm of Pannell Kerr Forster and, for the last 30 years, a lecturer in hospitality management at Golden Gate University and San Francisco State University. He is Chairman Emeritus of the Board of Trustees of Golden Gate University and the Honorary Director of the Hotel and Restaurant Foundation. Mr. Love is also a director of InterGroup, having been appointed in January 1998. Mr. Love’s extensive experience as a Certified Public Accountant (“CPA”) and in the hospitality industry, including teaching at the university level for the last 30 years in management control systems, and his knowledge and understanding of finance and financial reporting, led to the Board’s conclusion that he should serve as a director of the Company.

Yvonne L. Murphy — Mrs. Murphy was elected to the Board of Portsmouth in October 2022 and had served as a director at Portsmouth from March to December 2019. Mrs. Murphy has impressive experiences in corporate management, legal research, and legislative lobbying for over 30 years. She was a member of Governor Kenny C. Guinn’s executive staff in Nevada and was employed for years by the prestigious Jones Vargas law firm in Reno, Nevada. She served in nine legislative sessions during the most challenging years in Nevada’s history. Before starting her lobbying firm, Ms. Murphy worked for RR Partners in its corporate office in Las Vegas, Nevada, and in the Government Affairs Division in Reno. She has a Doctorate and a Master’s in Business Administration from the California Pacific University. Within her community, she also serves as a volunteer board member for the Reno Philharmonic and Renown Health. Mrs. Murphy’s extensive government affairs and business experience led to the Board’s conclusion that she should serve as a director of the Company. Mrs. Murphy has been a Director of InterGroup since 2014.

William J. Nance — Mr. Nance was first elected to the Board in May 1996. He also founded Century Plaza Printers, Inc in 1979 and served as the President until 2022. Mr. Nance has also served as a consultant in the acquisition and disposition of multi-family and commercial real estate. Mr. Nance is a CPA and, from 1970 to 1976, was employed by Kenneth Leventhal & Company, where he was a Senior Accountant specializing in the area of REITS and restructuring of real estate companies, mergers and acquisitions, and all phases of real estate development and financing. Mr. Nance is also a director of InterGroup and has held such position since 1984. Mr. Nance also serves as a director of Comstock Mining Inc. (NYSE MKT: LODE). Mr. Nance’s extensive experience as a CPA and in numerous phases of the real estate industry, his business and management experience gained in running his businesses, his service as a director and audit committee member for other public companies, and his knowledge and understanding of finance and financial reporting, led to the Board’s conclusion that he should serve as a director of the Company.

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Steve H. Grunwald — Mr. Grunwald joined the Board in December 2019. Mr. Grunwald is a successful hospitality operator with over 15 years of experience. He worked at various positions at the five-star hotel Le Châtelain Brussels and later on became the General Manager of the property. In 2006, Mr. Grunwald actively participated in the construction and opening of a boutique hotel, The Progress Hotel. He became the General Manager of two more properties in 2009. In 2013, he oversaw the renovations and reopening of The Hotel Siru and took over the management of the property. Mr. Grunwald is currently managing four hotels of different styles and categories. Mr. Grunwald obtained his bachelor’s degree from Brussels Business Institute’s College of Hospitality and Tourism Management in 2004. Mr. Grunwald’s vast experience in the hospitality industry led to the Board’s conclusion that he should serve as a director of the Company.

Ann Marie Blair – Ms. Blair was appointed as Treasurer and Controller of Portsmouth on July 6, 2023. Ms. Blair also serves as Treasurer and Controller of InterGroup, having been appointed to the position on July 6, 2023. Prior to joining the Company, Ms. Blair served as Chief Financial Officer in the advertising technology industry. She obtained her Bachelor of Science degree in Accounting and her Master of Business Administration from Cumberland University.

Family Relationships

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Involvement in Certain Legal Proceedings

No director or executive officer, or a person nominated or chosen to become a director or executive officer, was involved in any legal proceeding requiring disclosure.

BOARD AND COMMITTEE INFORMATION

Board of Directors

Portsmouth is a “smaller reporting company” under the rules and regulations of the Securities and Exchange Commission (“SEC”), and its common stock is traded on the OTC Market’s (“OTC”). The majority of its Board of Directors consists of “independent” directors. For a director to be considered “independent” by the Board of Directors, he or she must (i) be free of any relationship that, applying the rules of the NASDAQ Stock Market LLC (“NASDAQ”), would preclude a finding of independence, and (ii) not have any material relationship with us or any of our affiliates or any of our executive officers. The Board of Directors held three meetings during the 2024 fiscal year (in person, telephonically, or by written consent). No director attended (whether in person, telephonically, or by written consent) less than 75% of all meetings held during the time he or she served as a director in the 2024 fiscal year.

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Board Leadership Structure

The Chairman of the Board, Mr. Winfield, also serves as the Company’s Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive officer roles is the most appropriate structure for the Company at this time because (i) this structure has had a longstanding history with the Company, which the Board believes has served our shareholders well through many economic cycles and business challenges; (ii) the Board believes Mr. Winfield’s unique business experience and history with the Company makes it appropriate for him to serve in both capacities; and (iii) the Board believes its corporate governance processes and committee structures preserve Board independence by promoting independent discussions among directors and independent evaluation of, and communications with, members of senior management such that separation of the Chairman and Chief Executive Officer roles is unnecessary at this time.

The Board of Directors has not established a formal process for security holders to send communications to the Board of Directors, and the Board has not deemed it necessary to establish such a procedure at this time. Historically, almost all communications that the Company receives from security holders are administrative and are not directed to the Board of Directors. If the Company should receive a security holder communication directed to the Board of Directors, or an individual director, said communication would be relayed to the Board of Directors or the individual director as the case may be.

The Company does not have any formal policy concerning Board members’ attendance at Annual Meetings of Shareholders but encourages each director to attend such meetings. All of the Company’s directors attended the fiscal 2023 Annual Meeting of Shareholders.

Diversity Matrix

Board Diversity Matrix (As of October 29, 2024)
	Female	Male
Total Number of Directors	5
Part I: Gender Identity
Directors	1	4
Part II: Demographic Background
African American or Black	1	-
White	-	4

Committees

Portsmouth has established four committees, a Nominating Committee (the “Nominating Committee”), a Compensation Committee (the “Compensation Committee”), an Audit Committee (the “Audit Committee”), and an Executive Strategic Real Estate and Securities Investment Committee (the “Executive Committee”).

Nominating Committee. The Nominating Committee is currently comprised of members Grunwald (Chairperson) and Love. New director nominations by shareholders, if any, will be considered and determined by the Board of Directors in its sole discretion. The Company has no policy or procedure concerning the consideration of any director candidates recommended by security holders. As a smaller reporting company that has approximately 78.3% of its voting securities controlled by management, the Company has not deemed it appropriate to institute such a policy since any nominee that is unacceptable to the Board of Directors would be unlikely ever to be elected. The Nominating Committee held one meeting during the 2024 fiscal year.

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Compensation Committee. The Compensation Committee is currently comprised of members Nance (Chairperson), Grunwald, and Love. The Board seeks to design and set compensation to attract and retain highly qualified executive officers and to align their interests with those of long-term owners of the Company. The Board has not engaged any compensation consultants in determining the amount or form of executive or director compensation but does review and monitor published compensation surveys and studies. No officer or employee (or former officer or employee) of the Company participated in deliberations of the Board concerning such officer or employee’s compensation. The Board may delegate to the Company’s Chief Executive Officer the authority to determine the compensation of certain executive officers. The Compensation Committee held two meetings (in person, telephonically or by written consent) during the 2024 fiscal year.

Audit Committee. Portsmouth is an unlisted company and a smaller reporting company under SEC rules. The Audit Committee is currently comprised of members Nance (Chairperson), Grunwald, and Love, each of whom are independent directors per Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of these directors also meets the audit committee’s financial expert test based on their qualifications and business experience discussed above. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports provided by the Company to any governmental body or the public; the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting, and financial processes generally. The Audit Committee is responsible for the selection and retention of the Company’s independent registered public accounting firm. The Audit Committee held four meetings during the 2024 fiscal year. The Company’s Board of Directors has adopted a written charter for the Audit Committee; a copy of that written charter, as amended, is posted on the Portsmouth page of InterGroup’s website (www.intgla.com).

Executive Strategic Real Estate and Securities Investment Committee. On February 26, 2020, the Company established the Executive Strategic Real Estate and Securities Investment Committee to establish guidelines for and to review the Company’s investment policies. The Executive Committee consists of John V. Winfield (Chairperson), Steve H. Grunwald, and David C. Gonzalez (Advisor). During the fiscal year 2024, the Executive Committee held three meetings.

Code of Ethics

The Company has adopted a Code of Ethics (the “Code of Ethics”) that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Ethics is posted on the Portsmouth page of InterGroup’s website (www.intgla.com). The Company will provide to any person without charge, upon request, a copy of its Code of Ethics by sending such a request to Portsmouth Square, Inc., Attn: Treasurer, 1516 S. Bundy Drive, Suite 200, Los Angeles, 90025. The Company will promptly disclose any amendments or waivers to its Code of Ethics on Form 8-K and will post such information on its website.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and each beneficial owner of more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2024 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

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EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation awarded to, earned by, or paid to the Company’s principal executive officer and other named executive officers of the Company whose total compensation exceeded $100,000 for all services rendered to the Company for each of the Company’s last two completed fiscal years ended June 30, 2024, and 2023. No stock awards, long-term compensation, options, or stock appreciation rights were granted to any of the named executive officers during the last two fiscal years.

SUMMARY COMPENSATION TABLE

Annual Compensation

Name and Principal Position	Fiscal Year	Salary		Bonus	All Other Compensation	Total

John V. Winfield	2024	$433,000	(1)	$-	$-	$433,000
Chairman and Chief Executive Officer	2023	$433,000	(1)	$318,000	$-	$751,000

David C. Gonzalez	2024	$173,000		$-	$-	$173,000
President	2023	$173,000		$211,000	$-	$384,000

(1) Amounts shown include $6,000 per year in regular Director’s fees.

Portsmouth has no stock option plan or stock appreciation rights for its executive officers. The Company has no pension or long-term incentive plans. There are no employment contracts between Portsmouth and any executive officer, and there are no termination-of-employment or change-in-control arrangements.

In the fiscal year ended June 30, 2004, the disinterested members of the Board of Directors established a performance-based compensation program for the Company’s Chief Executive Officer to keep and retain his services as a direct and active manager of the Company’s securities portfolio. Under the current criteria established by the Board, Mr. Winfield is entitled to performance-based compensation for his management of the Company’s securities portfolio equal to 20% of all net investment gains generated in excess of an annual return equal to the Prime Rate of Interest (as published in the Wall Street Journal) plus 2%. Compensation amounts are calculated and paid quarterly based on the results of the Company’s investment portfolio for that quarter. Should the Company have a net investment loss during any quarter, Mr. Winfield would not be entitled to any further performance-based compensation until any such investment losses are recouped by the Company. This performance-based compensation program may be further modified or terminated at the discretion of the Board of Directors. The Company’s Chief Executive Officer did not earn any performance-based compensation for the years ended June 30, 2024, and June 30, 2023.

Pay Versus Performance

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to disclose certain information about the relationship between the compensation actually paid to our NEOs and certain measures of Company performance. The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our other Named Executive Officers are referred to as our “Non-PEO NEOs”. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Philosophy and Objectives.”

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Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On Total Shareholder Return	Net Income (Loss) (in thousands)
2024	$433,000	$433,000	$173,000	$173,000	$0.11	$(13,203)
2023	$751,000	$751,000	$384,000	$384,000	$0.11	$(13,203)

(1)	The PEO and other NEOs for the indicated years were as follows:

Year	PEO	Non-PEO NEOs
2024	John V. Winfield	David Gonzalez
2023	John V. Winfield	David Gonzalez

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO

Year	2024	2023
Summary Compensation Table Total	$433,000	751,000
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	$0	0
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$0	0
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$0	0
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0	0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$0	0
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0	0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$0	0
Compensation Actually Paid	$433,000	751,000

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs

Year	2024		2023
Summary Compensation Table Total		$173,000	384,000
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year		$0	0
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year		$0	0
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years		$0	0
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year		$0	0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year		$0	0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation		$0	0
Compensation Actually Paid		$173,000	384,0000

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For purposes of the above adjustments, the fair value of equity awards on the applicable date was determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative total stockholder return (“TSR”), and (ii) our net income, in each case, for the fiscal years ended June 30, 2024 and 2023.

TSR amounts reported in the tables below assume an initial fixed investment of $100.

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Clawback Policy

The Company maintains a clawback policy, attached hereto as Exhibit A.

Internal Revenue Code Limitations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that, in the case of a publicly held corporation, the corporation is not generally allowed to deduct remuneration paid to its chief executive officer and certain other highly compensated officers to the extent that such remuneration exceeds $1,000,000 for the taxable year.

SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

At its fiscal 2016 Annual Meeting of Shareholders held on March 3, 2017, the Company submitted to its shareholders two proposals regarding executive compensation. The first proposal to approve, in a non-binding vote, the compensation of the Company’s named executive officers was approved by the shareholders, having received more than 99% of the shares voted at the meeting in favor of the proposal. The second proposal was to determine, in a non-binding vote, whether a shareholder advisory vote to approve the compensation of the Company’s executive officers should occur every one, two, or three years. The shareholders overwhelmingly voted in favor of three years as the frequency in which the Company should have an advisory vote on executive compensation with more than 99% of the shares voted at the meeting being in favor of three years. The Board of Directors considered the guidance provided by those advisory votes and set three years as the frequency in which it will have a non-binding vote on executive compensation.

At its fiscal 2023 Annual Meeting of Shareholders held on May 20, 2024, the proposal to approve, in a non-binding vote, the compensation of the Company’s named executive officers was approved by the shareholders.

The Board of Directors will continue to focus on responsible executive compensation practices that attract, motivate, and retain high-performance executives, reward those executives for the achievement of long-term performance and support our other executive compensation objectives.

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DIRECTOR COMPENSATION

Each director of the Company is paid a Board retainer fee of $1,500 per quarter for total annual compensation of $6,000. This policy has been in effect since July 1, 1985. Members of the Audit Committee also receive a fee of $500 per quarter. Directors and committee members are also reimbursed for their out-of-pocket travel costs to attend meetings.

The following table provides information concerning compensation awarded to, earned by, or paid to the Company’s directors for the fiscal year ended June 30, 2024.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash		All Other Compensation	Total

John C. Love	$8,000	(1)	-	$8,000

William J. Nance	$8,000	(1)	-	$8,000

Steve H. Grunwald	$6,000		-	$6,000

Yvonne L. Murphy	$6,000		-	$6,000

John V. Winfield(2)	$6,000		-	$6,000

(1)	Amounts shown include regular Board fees and Audit Committee fees. Each director of the Company is paid a Board retainer fee of $1,500 per quarter for total annual compensation of $6,000. This policy has been in effect since July 1, 1985. Members of the Audit Committee also receive a fee of $500 per quarter. Directors and committee members are also reimbursed for their out-of-pocket travel costs to attend meetings.
(2)	As an executive officer, Mr. Winfield’s directors’ fees are reported in the Summary Compensation Table.

Change in Control or Other Arrangements

Except for the preceding, there are no other arrangements for compensation of directors, and there are no employment contracts between the Company and its directors or any change in control arrangements.

Outstanding Equity Awards at Fiscal Year-End

The Company did not have any outstanding equity awards at the end of its fiscal year ended June 30, 2024, and has no equity compensation plans in effect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As Chairman of the Executive Committee and the Company’s Chief Executive Officer, Mr. Winfield, oversees the investment activity of the Company in public and private markets according to the authority granted by the Board of Directors. Mr. Winfield also serves as Chief Executive Officer of InterGroup and oversees the investment activity of InterGroup. Depending on certain market conditions and various risk factors, Mr. Winfield and InterGroup may, at times, invest in the same companies in which the Company invests. The Company encourages such investments because it places the personal resources of Mr. Winfield and the resources of InterGroup at risk in connection with investment decisions made on behalf of the Company.

There are no other relationships or related transactions between the Company and any of its officers, directors, five-percent security holders, or their families that require disclosure.

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Director Independence

Portsmouth is an unlisted company and a smaller reporting company under the rules and regulations of the SEC. Except for Mr. Winfield, all of Portsmouth’s Board of Directors are “independent” directors. For a director to be considered “independent” by the Board of Directors, he or she must (i) be free of any relationship that, applying NASDAQ rules, would preclude a finding of independence, and (ii) not have any material relationship with us or any of our affiliates or any of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 01, 2025, certain information concerning the beneficial ownership of Common Stock of the Company owned by (i) each director and each of the named executive officers, (ii) all directors and executive officers as a group and (iii) those persons or groups known by the Company to own more than five percent of the outstanding shares of Common Stock. Unless otherwise indicated, the business address for each director and named executive officer is 1516 S. Bundy Drive, Suite 200, Los Angeles, California 90025.

Name	Shares of Common Stock		Percent of Class(1)

John V. Winfield Chairman of Board and CEO Portsmouth Square Inc. Chairman of Board, President and Chief Executive Officer The InterGroup Corporation 1516 S. Bundy Drive, Suite 200 Los Angeles, 90025	575,585	(2)	78.4%

(1) Based on 734,187 shares issued and outstanding.

(2) As of April 01, 2025, John V. Winfield is the owner of 18,641 shares of the Common Stock, which represents approximately 2.5% of the voting power of Portsmouth. InterGroup is the owner of 556,944 shares of the Common Stock, which represents approximately 75.9% of the voting power of Portsmouth. As President, Chairman of the Board, and a 70.1% beneficial shareholder of InterGroup, Mr. Winfield has voting and dispositive power over the shares owned of record and beneficially by InterGroup. Further, as directors of InterGroup, Messrs. Winfield, Murphy, Love, and Nance share the power to direct the vote of the shares of Portsmouth owned by InterGroup and therefore may be deemed to own such shares beneficially per Rule 13d-3.

Security Ownership of Management in Parent Corporation

As of April 01, 2025, John V. Winfield is the owner of 18,641 shares of the Common Stock, which represents approximately 2.5% of the voting power of Portsmouth. InterGroup is the owner of 556,944 shares of the Common Stock, which represents approximately 75.8% of the voting power of Portsmouth. As President, Chairman of the Board, and a 70.1% beneficial shareholder of InterGroup, Mr. Winfield has voting and dispositive power over the shares owned of record and beneficially by InterGroup. Further, as directors of InterGroup, Messrs. Winfield, Murphy, Love, and Nance share the power to direct the vote of the shares of Portsmouth owned by InterGroup and therefore may be deemed to own such shares beneficially per Rule 13d-3.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN V. WINFIELD, YVONNE L. MURPHY, JOHN C. LOVE, WILLIAM J. NANCE, AND STEVE GRUNWALD AS DIRECTORS OF THE COMPANY.

PROPOSAL NO. 2

RATIFICATION OF THE RETENTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2025. Although the action of shareholders in this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of this appointment. Ratification requires the affirmative vote of a majority of the shares represented and voted at the Annual Meeting.

We expect that a representative of Withum will be present at the Annual Meeting to respond to appropriate questions from shareholders, and we will provide this representative with an opportunity to make a statement if he or she desires to do so.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR FILING WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

AUDIT COMMITTEE REPORT

The Audit Committee’s responsibilities are described in a written charter adopted by the Board of Directors. The Audit Committee primary duties and responsibilities are to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; appoint and approve the compensation of the Company’s independent registered public accounting firm; review and appraise the audit efforts of the Company’s independent registered public accounting firm; and provide an open avenue of communications among the independent registered public accounting firm, financial and senior management, and the Board of Directors. On January 31, 2022, the Audit Committee appointed WithumSmith+Brown, PC, PCAOB ID: 100 (“Withum”) as the Company’s independent registered public accounting firm.. All fees and expenses paid to Withum were approved by the Audit Committee.

The Audit Committee reviewed and discussed the audited financial statements with Withum, and management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The discussions with Withum also included the matters required by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the U.S. Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee has also received written disclosures and letters from Moss Adams, as required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, which was also discussed with Moss Adams.

Based on the Audit Committee’s review of the audited financial statements, and the review and discussions with management and Withum referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, for filing with the Securities and Exchange Commission.

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THE AUDIT COMMITTEE:

WILLIAM J. NANCE, CHAIRPERSON

JOHN C. LOVE

Audit Fees

The aggregate fees billed for each of the last two fiscal years ended June 30, 2024 and 2023 for professional services rendered by Withum and Moss Adams are set forth in the tables below. These fees were billed for audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q reports, and services provided in connection with statutory and regulatory filings and engagements for those fiscal years.

	2024	2023

Audit fees	$95,000	$101,000
Tax fees	21,000	48,000
TOTAL:	$116,000	$149,000

Audit Committee Pre-Approval Policies

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to any de minimis exceptions that may be set for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which is approved by the Audit Committee before the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. All of the services described herein were approved by the Audit Committee pursuant to its pre-approval policies.

None of the hours expended on the independent registered public accounting firms’ engagement to audit the Company’s financial statements for the most recent fiscal year were attributed to work performed by persons other than the independent registered public accounting firm’s full-time permanent employees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE RETENTION OF WITHUMSMITH+BROWN, PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER BUSINESS

As of the date of this statement, management knows of no business to be presented at the Annual Meeting that is not referred to in the accompanying notice. As to other business that may properly come before the Annual Meeting, it is intended that the proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with the best judgment of the person voting the proxies.

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SHAREHOLDER PROPOSALS

It is presently anticipated that the fiscal 2025 Annual Meeting of Shareholders will be held on April 27, 2026. Shareholder proposals intended to be considered for inclusion in the proxy statement and form of proxy for presentation at the fiscal 2025 Annual Meeting of Shareholders must be received by the Company not less than 120 calendar days before the one-year anniversary of the date this proxy statement is mailed. However, if the date of the fiscal 2025 Annual Meeting of Shareholders is changed by more than 30 days from the date of the fiscal 2024 Annual Meeting, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials. In addition, all proposals must comply with the Company’s charter and bylaws and the provisions of Rule 14a-8 adopted under Section 14(a) of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Any proposals must be submitted in writing to the following address: Corporate Secretary, Portsmouth Square, Inc., 1516 S. Bundy Drive, Suite 200, Los Angeles, 90025. It is suggested that the proposal be submitted by certified mail – return receipt requested.

ANNUAL REPORT ON FORM 10-K

The Annual Report on Form 10-K for the fiscal year ended June 30, 2024, accompanies this proxy statement but is not deemed a part of the proxy solicitation materials. A copy of the Company’s Form 10-K for the fiscal year ended June 30, 2024, as required to be filed with the SEC, excluding exhibits, will be mailed to shareholders without charge upon written request to David Gonzalez, President, Portsmouth Square, Inc., 1516 S. Bundy Drive, Suite 200, Los Angeles, 90025. Such a request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Common Stock on April 01, 2025. The Company’s Form 10-K and other reports are also available on the Portsmouth page of the InterGroup website at www.intgla.com and through the SEC’s website www.sec.gov.

By Order of the Board of Directors
PORTSMOUTH SQUARE, INC.

/s/ John V. Winfield
John V. Winfield
Chairman of the Board and Chief Executive Officer
Dated:	April 08, 2025
Los Angeles, California

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EXHIBIT A – CLAWBACK POLICY

PORTSMOUTH SQUARE, INC.

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

1.	OVERVIEW

1.1.	In accordance with Nasdaq Rule 5608, Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of Portsmouth Square, Inc. (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers. All capitalized terms used and not otherwise defined herein shall have the meanings set forth below.

2.	RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

2.1.	In the event of an Accounting Restatement, the Company will reasonably promptly recover the Erroneously Awarded Compensation Received in accordance with Rule 5608 and Rule 10D-1 as follows:

2.1.1.	After an Accounting Restatement, the Compensation Committee (the “Committee”) shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.

2.1.1.1.	For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

2.1.1.2.	The amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was Received. The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to Nasdaq.

2.1.1.3.	The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section B(2) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

2.1.1.4.	To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

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2.1.1.5.	To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

2.2.	Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated above if the Committee determines that recovery would be impracticable and the following conditions are met:

2.3.	The Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to Nasdaq; and

2.4.	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

3.	DISCLOSURE REQUIREMENTS

3.1.	The Company shall file all disclosures with respect to this Policy required by applicable SEC rules.

4.	PROHIBITION OF INDEMNIFICATION

4.1.	The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

5.	ADMINISTRATION AND INTERPRETATION

5.1.	This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with Nasdaq Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq.

6.	AMENDMENT; TERMINATION

6.1.	The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.

7.	OTHER RECOVERY RIGHTS

7.1.	This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or Nasdaq, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

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8.	DEFINITIONS

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

8.1.	“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

8.2.	“Clawback Eligible Incentive Compensation” means all Incentive-based Compensation Received by an Executive Officer (i) on or after October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period (as defined below).

8.3.	“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

8.4.	“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

8.5.	“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

8.6.	“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

8.7.	“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

8.8.	“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation to the Executive Officer occurs after the end of that period.

8.9.	“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

9.	This policy is effective as of December 1, 2023.

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Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

By my signature below, I acknowledge and agree that:

I have received and read the attached Policy for the Recovery of Erroneously Awarded Compensation (this “Policy”), and I agree that the Policy supersedes any clawback provision set forth in my existing employment agreement with the Company.

I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

Signature: _______________________________________

Printed Name: ____________________________________

Date: ___________________________________________

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